As filed with the Securities and Exchange Commission on March 3, 2004

Registration No. 333-[                        ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPUTER ACCESS TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0302527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3385 Scott Boulevard

Santa Clara, California 95054

(408) 727-6600

(Address, including zip code, and telephone number, including area code, of registrar’s principal executive offices)

Carmine J. Napolitano

President, Chief Financial Officer and Secretary

3385 Scott Boulevard

Santa Clara, California 95054

(408) 727-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to be sent to:

Richard Scudellari, Esq. Fred Ebrahemi, Esq. Morrison & Foerster LLP 755 Page Mill Road Palo Alto, California 94304 (650) 813-5600	Bruce Feuchter, Esq. Michael D. Cobb, Esq. Stradling Yocca Carlson & Rauth 660 Newport Center Drive Suite 1600 Newport Beach, California 92660 (949) 725-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, $.001 par value (2)	3,450,000	$4.78	$16,491,000	$2,090

(1)	Amount to be registered includes 450,000 shares of common stock issuable upon exercise of the underwriters’ over-allotment option.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.
(3)	Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low sale prices reported on February 26, 2004, as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 3, 2004

PROSPECTUS

COMPUTER ACCESS TECHNOLOGY CORPORATION

3,000,000 Shares of Common Stock

This prospectus relates to the offer and sale of 3,000,000 shares of our common stock by the selling stockholders (the “Shares”). Information about the selling stockholders and the underwriter is provided under “Selling Stockholders” and “Underwriting” in this prospectus.

We will not receive any proceeds from the sale of the Shares by the selling stockholders under this prospectus.

Our common stock is traded on the Nasdaq National Market under the symbol “CATZ.” On February 26, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $4.73 per share.

You should consider the risks which we have described in “ Risk Factors” beginning on page 1 before buying shares of our common stock.

	Per share	Total
Public offering price	$	$

Underwriting, discounts and commissions	$	$

Proceeds, before expenses, to selling stockholders	$	$

The selling stockholders have granted the underwriter a 30-day option to purchase from them from time to time up to an additional 450,000 Shares to cover any over-allotments. The underwriter is offering our common stock as described herein under “Underwriting.”

Delivery of the Shares will be made on or about                         , 2004

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley & Co.

The date of this prospectus is                 , 2004

i

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes to those statements appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the “Risk Factors” section beginning on page 1.

OUR COMPANY

Computer Access Technology Corporation is a provider of advanced verification systems for existing and emerging digital communications standards. Our products are used by semiconductor, device, system and software companies at each phase of their products’ lifecycles from development through production and market deployment.

We have expertise in the Bluetooth, Ethernet, Fibre Channel, IEEE 1394, InfiniBand, PCI Express, SCSI, Serial ATA, Serial Attached SCSI and USB standards and are actively engaged with our customers throughout their development and production processes in order to deliver solutions that meet their needs. Utilizing our easy to use, color-coded, expert analysis software, the CATC Trace™, our development products generate, capture, filter and analyze high-speed communications traffic, allowing our customers to quickly discover and correct persistent and intermittent errors and flaws in their product design. Our production products are used during the manufacturing process to ensure that our customers’ products comply with standards and operate with other devices, as well as assist system manufacturers to download software onto new computers.

We have two reportable operating segments: development products and production products. In the year ended December 31, 2003, revenue from our development products was $13.7 million and revenue from our production products was $1.6 million.

Computer Access Technology Corporation was incorporated in California in 1992 and reincorporated in Delaware in 2000. Our headquarters are located at 3385 Scott Boulevard, Santa Clara, California 95054.

RISK FACTORS

Risks Related to Our Business

Before purchasing our common stock, you should carefully consider the risks described below in this section and the risks described in the documents incorporated by reference into this prospectus.

Our future operating results are unpredictable and likely to fluctuate from quarter to quarter. If we fail to meet the expectations of securities analysts or investors, our stock price would likely decline significantly.

Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a number of factors, some of which are wholly or partially outside our control. Accordingly, we believe that period-to-period comparisons of our results of operations should not be relied upon as indications of future performance. Some of the factors that could cause our operating results to fluctuate include:

•	changes in the volume of our product sales;

•	changes in the average selling prices of our products;

•	the timing, reduction, or deferral of customer orders or purchases;

•	seasonality in some of our target markets;

•	competitive product announcements;

•	the amount and timing of our operating expenses and capital expenditures;

•	the effectiveness of our product cost reduction efforts;

•	variability of our customers’ product lifecycles;

•	shifts in our sales toward lower-margin products; and

•	cancellations, changes or delays of deliveries to us by our manufacturers and suppliers.

If our operating results fall below the expectations of securities analysts or investors, the trading price of our common stock would likely decline, possibly significantly.

We depend upon widespread market acceptance of our products, and our results of operations will suffer if the market does not accept our products.

A significant percentage of our revenue derives from Universal Serial Bus (USB) product sales and we expect that will continue for the foreseeable future. Factors that may affect our USB product sales include the continued growth of markets for the development of USB compliant devices, the performance and pricing of our USB products, and the availability, functionality and price of competing products. Many of these factors are beyond our control.

Our future revenue growth relies on our ability to successfully design, manufacture and sell new products into new and established markets. The competition for product sales in these markets is typically substantial and often firmly established. If we are unable to gain significant market share in these markets, our ability to increase revenue is likely to be adversely effected. If we are unable to grow revenue our operating results will suffer and the trading price of our common stock may decline significantly.

If we fail to keep pace with rapid technological change and evolving industry standards, our products could become less competitive or obsolete.

The markets for our products are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. We may cease to be competitive if we fail to timely introduce new products or product enhancements that address these factors. To continue to introduce new products and product enhancements on a timely basis, we must:

•	quickly identify emerging technological trends in our target markets, including new communications standards;

•	accurately define and design new products or product enhancements to meet market needs;

•	develop or license the underlying core technologies necessary to create new products and product enhancements; and

•	respond effectively to technological changes and product introductions by our competitors.

If we fail to timely identify, develop, manufacture, market or support new or enhanced products successfully, our competitors could gain market share or our new or enhanced products might not gain market acceptance.

Delays in the development of new or enhanced products could harm our operating results and our competitive position.

The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, highly skilled engineering and development personnel and accurate anticipation of technological and market trends. Consequently, product development delays are typical in our industry. If we fail to timely introduce a product for an emerging standard or customers defer or cancel orders expecting the release of a new or enhanced product, our operating results could suffer. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	unanticipated engineering complexities;

•	difficulties with or delays by contract manufacturers or suppliers of key components or technologies;

•	difficulties in allocating engineering resources and overcoming resource limitations; and

•	difficulties in hiring and retaining necessary technical personnel.

If we devote resources to developing products for emerging communications standards that ultimately are not widely accepted, our business could be harmed.

Our future growth depends upon our ability to develop, manufacture and sell in volume advanced verification systems for existing, emerging and yet unforeseen communications standards. We have little or no control over the conception, development or adoption of new standards. Moreover, even as it relates to currently emerging standards, the markets are rapidly evolving and we have virtually no ability to impact the adoption of those standards. As a result, there is significant uncertainty as to whether markets for new and emerging standards ultimately will develop at all or, if they do develop, their potential size or future growth rate. We may incur significant expenses and dedicate significant time and resources to develop products for standards that fail to gain broad acceptance. For example, we spent four years from 1992 to 1995 developing products for the ACCESS.bus technology, a standard designed to connect peripheral devices to computers, which did not gain market acceptance. Failure of a standard for which we devote substantial resources to gain widespread acceptance would likely harm our business.

We continue to face uncertainty relating to economic conditions affecting our customers.

We face uncertainty in the degree to which the current global economic climate will continue to negatively affect growth and capital spending by our existing and potential customers. We continue to experience instances of customers delaying or deferring orders and longer lead times to close sales. If global economic conditions do not improve, or if they worsen, our business, operating results and financial condition will continue to be adversely impacted.

If we fail to maintain and expand our relationships with the core or promoter companies in our target markets, we may have difficulty developing and marketing our products.

It is important to our success to establish, maintain and expand our relationships with technology and infrastructure leader companies developing emerging communications standards in our target markets. We believe we must work closely with these companies to gain valuable insights into new market demands, obtain early access to standards as they develop and help us design new or enhanced products. Generally, we do not enter into contracts obligating these companies to work or share their technology. Industry leaders could choose to work with other companies in the future. If we fail to establish, maintain and expand our industry relationships, we could lose first-mover advantage with respect to emerging standards and it would likely be more difficult for us to develop and market products that address these standards.

Increased competition, new product introductions by competitors, and our entry into new and established markets may decrease the average selling prices of our products, revenue and market share.

The markets for advanced verification products for emerging communications standards are highly competitive. We compete with multiple companies in each of our various markets and we expect the number of competitors, some of which may be current customers, and the intensity of competition to increase. Any of these existing or future competitors may have substantially greater financial, technical, marketing and distribution resources and brand name recognition. If companies develop competing products or form alliances with or acquire companies offering competing products, any of which address our target markets more effectively, or at a lower cost, even if those products do not have capabilities comparable to our products, they could be formidable competitors.

We continue to experience increased competition in our principal markets and, as we expand our product portfolio into other new and existing markets, we expect to encounter similar competitive forces in those markets. Increased competition could result in significant price erosion, reduced revenue, lower margins and loss of market share, any of which would significantly harm our business. As a result, we anticipate that the average selling prices of our products will decrease in the future in response to such things as product introductions or enhancements by us or our competitors, product discounting on volume purchase orders or additional pricing pressures. We believe we must continue to develop and introduce on a timely basis new products that incorporate features that can be sold at higher average selling prices. Failure to do so would likely cause our revenue and gross margins to decline.

Our executive officers, directors, Philips Semiconductors and certain entities affiliated with them own a large percentage of our voting stock, which could have the effect of delaying or preventing a change in our control.

As of February 26, 2004, our executive officers, directors, Philips Semiconductors and certain entities affiliated with or beneficially controlled by them including, the selling stockholders, owned approximately 12,045,234 shares or approximately 61.73% of our outstanding shares of common stock, excluding 385,094 shares of common stock held in our treasury pursuant to our Stock Repurchase Program. These stockholders, acting together, can control matters requiring stockholder approval, including the election or removal of directors and the approval of mergers or other business combination transactions. Assuming all of the 3,000,000 shares registered hereunder are sold by the selling stockholders, the selling stockholders as well as the remaining executive officers, directors and entities affiliated with each of them will continue to control approximately 9,045,234 shares or approximately 46.36% of our outstanding shares of common stock, excluding 385,094 shares of common stock held in our treasury pursuant to our Stock Repurchase Program. If the over-allotment option is exercised by the underwriters in full, assuming the sale of all of the 450,000 shares subject to the option, the selling stockholders as well as the remaining executive officers, directors and entities affiliated with each of them will continue to control approximately 8,595,234 shares or approximately 44.05% of our outstanding shares of common stock, excluding 385,094 shares of common stock held in our treasury pursuant to our Stock Repurchase Program. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging potential acquirers from attempting to obtain control, which in turn could have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock. Our repurchase of shares of our common stock pursuant to our stock repurchase program discussed under the caption in “Part I, Item 1, Note 12” in our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on February 20, 2004, as amended by our Form 10-K/A filed with the Commission on March 3, 2004, may increase their control over us.

The transition under our new President may cause substantial organizational disruptions and inefficiencies.

On November 17, 2003, we announced that our Chief Financial Officer, Carmine Napolitano, was promoted to President and assumed day-to-day management of the Company from one of our co-founders, Dan Wilnai, while concurrently maintaining his position as Chief Financial Officer. Mr. Wilnai continues to act as our Chief Executive Officer and Chairman of the Board. We believe the promotion of Mr. Napolitano along with the continued involvement of Mr. Wilnai has reduced the risk of significant operational disruptions should Mr. Wilnai decide to retire. However, the transition of authority to Mr. Napolitano is currently ongoing and there remains the possibility of significant operational disruptions and inefficiencies in the future as a result of this transition.

Increased costs associated with corporate governance compliance may significantly impact our results of operations.

The Sarbanes-Oxley Act of 2002 requires changes in some of our corporate governance and securities disclosure or compliance practices. That Act also requires the Commission to promulgate new rules on a variety of subjects, in addition to rule proposals already made, and Nasdaq has revised and continues to revise its requirements for companies that are Nasdaq-listed. We expect these developments to increase our legal compliance and financial reporting costs. We also expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

These developments could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result. To the extent these costs are significant, our general and administrative expenses are likely to increase as a percentage of revenue and our results of operations will be negatively impacted.

The loss of key management personnel, on whose knowledge, leadership and technical expertise we rely, would cause significant disruptions in our operations and harm our ability to execute our business plan.

Our success depends heavily upon the continued contributions of our key management personnel, whose knowledge, leadership and technical expertise may be time-consuming and difficult to replace. Moreover, all of our personnel, including our executive staff, are employed on an “at will” basis. We maintain no key person insurance on any of our personnel. If we were to terminate or lose the services of any of our key personnel and were unable to hire qualified replacements, our ability to execute our business plan would be harmed. Even if we were able to hire qualified replacements, we would expect to experience operational disruptions and inefficiencies. In addition, employees who leave our company may subsequently compete against us.

Variations in our revenue may cause fluctuations in our operating results.

We may experience delays generating or recognizing revenue for a number of reasons. Historically, we carry little backlog and our revenue in any quarter has depended upon orders booked and shipped in that quarter. Customers may delay scheduled delivery dates and cancel orders without significant penalty. In addition, even if we ship orders, generally accepted accounting principles may require us to defer recognition of revenue until a later date. Because we budget our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating forecasted revenue could have a significant negative impact on our operating results.

If our distributors and manufacturer’s representatives do not actively sell our products, our product sales may decline.

Historically, we have relied on manufacturer’s representatives to sell our products domestically and have relied on our distributors to sell our products internationally. A substantial portion of our products are sold through our distributors and manufacturer’s representatives. Our distributors and manufacturer’s representatives generally offer products from multiple manufacturers. Accordingly, there is a risk that our distributors and manufacturer’s representatives may give higher priority to selling products from other suppliers and reduce their efforts to sell our products. Our distributors and manufacturer’s representatives may not market our products effectively or continue to devote the resources necessary to effectively sell, market and provide technical support for our products. Our distributors may on occasion build inventories in anticipation of substantial growth in sales and, if growth does not occur as rapidly as anticipated, they may subsequently decrease their product orders. A slowdown in orders from our distributors or manufacturer’s representatives could reduce our revenue in any given quarter and cause fluctuations in our operating results.

In addition, sales to our distributors are initiated by purchase orders rather than long-term commitments. The loss of any major distributor, the delay of significant orders from our distributors, or the failure of our distributors to timely pay for products purchased could result in decreased or deferred recognition of revenue.

Shifts in our product mix may result in declines in gross margins.

Our gross margins vary by product, with gross margins generally higher on our development products than our production products. Our overall gross margins might fluctuate from period to period as a result of shifts in product mix, the channels through which we sell our products, the introduction of new products and product costs.

We depend on contract manufacturers for substantially all of our manufacturing requirements and if these manufacturers fail to provide us with adequate supplies of high-quality products, our competitive position, reputation and business could be harmed.

We currently rely on four contract manufacturers for all of our manufacturing requirements except for final assembly, testing and quality assurance on our lower volume, higher margin products. We do not have long-term contracts with any of these manufacturers. All purchase commitments and obligations between us and our contract manufacturers are on a purchase order basis. As a result, our manufacturers could refuse to continue to manufacture all or some of our products or attempt to change the terms under which they manufacture our products. Previously, we experienced delays in product shipments from some of our manufacturers, which forced us to delay product shipments. We may experience similar future delays or other problems, such as inferior quality and insufficient quantity of products, any of which could significantly harm our business which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our manufacturers to provide adequate supplies of high quality products or the loss of any manufacturer would cause a delay in our ability to timely fulfill orders.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results.

We expect to continue to review opportunities to acquire other businesses or technologies that complement our current products, expand our markets, enhance our technical capabilities or that might otherwise offer growth opportunities. If we make any acquisitions, we could issue stock that would dilute the percentage ownership of our existing stockholders, incur substantial debt or assume contingent liabilities. For example, we issued 360,000 shares of our common stock in connection with our acquisition of Verisys in June 2002. In addition, in the quarter ended September 30, 2002, we recorded a goodwill impairment of $1.4 million, and a partial impairment write-down of $194,000 of purchased intangible assets, arising from our purchase of Verisys. Moreover, the Verisys acquisition and other potential acquisitions involve numerous risks, including:

•	assimilating the purchased operations, technologies or products;

•	costs or accounting charges associated with the acquisition;

•	diversion of management’s attention from our existing business;

•	adverse effects on existing business relationships with suppliers and customers;

•	entering markets in which we have little or no prior experience; and

•	potential loss of key employees of purchased businesses.

If we fail to accurately forecast our supply needs, our costs may increase or we may be unable to timely ship products.

We purchase components used in the manufacture of our products from several key sources. We depend on these sources to timely deliver components based on twelve-month rolling forecasts that we provide. Lead times for materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand. If we overestimate our component requirements, we may develop excess inventory, which would increase costs. If we underestimate our component requirements, we may not be able to timely fulfill orders.

We depend on sole source suppliers for several key product components and we may lose sales if they fail to timely meet our needs.

We obtain some parts, components and packaging used in our products from sole sources of supply. If these suppliers are unable to meet our demand for components at reasonable costs or if we are unable to obtain an alternative source at an equivalent price, our ability to timely and cost-effectively ship our products would be harmed. In addition, because we rely on purchase orders rather than long-term contracts with our sole source suppliers, we cannot predict with certainty our ability to obtain components in the long term. In addition, qualifying additional suppliers could be time-consuming, expensive, and may increase the likelihood of errors or defects. If we are unable to obtain components or receive a smaller allocation of components than necessary to meet demand, customers could choose to purchase competing products.

If we are unable to expand our direct sales operations and indirect sales channels or successfully manage our expanded sales organization, our operations may be harmed.

We intend to continue development and expansion of our direct sales organization and our indirect distribution channels domestically and internationally. Managing our sales organization and distribution channels has become more complex as we have expanded both our product lines and our geographic presence. As a result, it has also become increasingly critical that we optimize our sales operations around complementary products and users. We may not be able to expand our direct sales organization or distribution channels successfully or manage them optimally, and the cost of any expansion may exceed the revenue generated.

If we are unable to retain and motivate our personnel, our operations will be impaired.

To be successful and maintain a high level of quality, we will need to retain and motivate highly skilled personnel. If we are unable to retain a sufficient number of qualified employees, our operations may be impaired. We may have even greater difficulty retaining employees if employees perceive the equity component of our compensation package to be less valuable as a result of market fluctuations in the price of our common stock.

Economic, political and other risks associated with international sales and operations could adversely affect sales.

Because we sell our products worldwide, our business is subject to risks associated with doing business internationally. We recognized 52.0% of our revenue from sales to international customers in the year ended December 31, 2003. We anticipate that revenue from international operations will continue to represent a substantial portion of our revenue. In addition, several of our manufacturers’ facilities and suppliers are located outside the United States of America. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulty in staffing and managing widespread operations;

•	ongoing health epidemics (e.g. Severe Acute Respiratory Syndrome (SARS));

•	changes in foreign currency exchange rates;

•	differing labor regulations;

•	war, actual or threatened acts of terrorism, other international conflicts and the resulting military, economic and political responses (including, without limitation, war between sovereign nations) as well as heightened security measures which may cause significant disruption to commerce worldwide;

•	differing protection of intellectual property; and

•	unexpected changes in regulatory requirements.

Our products may contain defects that cause us to incur significant corrective costs, divert our attention from product development efforts and result in a loss of customers.

Highly complex products such as our verification systems frequently contain defects when they are first introduced or as new versions are released. If any of our products contain defects or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to alleviate these problems. If any problem remains undiscovered until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts.

If we fail to manage our operations effectively, our business could suffer.

Our ability to offer products and implement our business plan successfully in a rapidly evolving market requires effective planning and management. Failure by our management or personnel to properly allocate resources to meet our current and existing needs as well as unforeseen complications and inefficiencies in planning our operations can adversely impact the morale of our personnel and lead to further complications and operational inefficiencies. If this were to occur, our profitability or financial position could be negatively impacted and our operating results could suffer.

Our headquarters and our contract manufacturers are located in Northern California, Asia and other areas where natural disasters may occur.

Currently, our corporate headquarters and some of our contract manufacturers are located in Northern California and our other contract manufacturers are located in Asia. Northern California and Asia historically have been vulnerable to natural disasters and other risks, such as earthquakes, fires, floods, power loss and telecommunications failure, which at times have disrupted the local economy and posed physical risks to our and our manufacturers’ properties. We do not have redundant, multiple site capacity in the event of a natural disaster.

Claims that we infringe third-party intellectual property rights could result in significant expenses or restrictions on our ability to sell our products.

Our industry is characterized by uncertain and conflicting intellectual property claims and frequent litigation, especially regarding patent rights. We cannot be certain that our products do not or will not infringe issued patents or the intellectual property rights of others. In fact, we expect that we will be subject to infringement claims as the number of products and competitors in our markets grows and the functionality of products further overlaps. Historically, patent applications in the United States of America have not been publicly disclosed until the patent is issued, and we may not be aware of filed patent applications that relate to our products or technology. If patents are later issued in connection with these applications, we may be liable for infringement. Periodically, other parties, including some of our competitors, may assert patent, copyright and other rights to technologies in various jurisdictions that are important to our business. Any claims asserting that our products infringe or may infringe the rights of third parties, including claims arising through our contractual indemnification of our customers, regardless of their merit or resolution, would likely be costly and time-consuming, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all.

At present, we do not believe that our products infringe any other party’s intellectual property rights in any way that would have a material adverse effect on our operations. However, if any material claims do arise and if these claims cannot be resolved through a license or similar arrangement, we could become a party to litigation. The results of any litigation are inherently uncertain. In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required to pay substantial damages, including treble damages if we are held to have willfully infringed, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. In addition, lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention from our business.

Any failure to protect our intellectual property adequately may significantly harm our business.

We protect our proprietary processes, software, know-how and other intellectual property and related rights through copyrights, patents, trademarks and the maintenance of trade secrets, including entering into confidentiality agreements. Our success and ability to compete depend in part on our proprietary technology. However, we cannot provide any assurance that other companies will not develop technologies that are similar to our technology. We currently do not have any registered patents. Although we have six patent applications pending, patents may not issue as a result of these or other patent applications. Any patents that ultimately issue may be successfully challenged or invalidated, or may not provide us with a significant competitive advantage. Despite our efforts to protect our intellectual property rights, existing laws in the United States of America and in differing international jurisdictions and our contractual arrangements provide only limited protection. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Third parties may breach confidentiality agreements or other protective contracts with us and we may not be able to enforce our rights in the event of these breaches.

Monitoring unauthorized use of our products is difficult and may be expensive, and we cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States of America. We may be required to spend significant resources to protect our intellectual property rights, including pursuing remedies in court. We may become involved in legal proceedings against other parties, which may also cause other parties to assert claims against us. In the future we may not be able to detect infringements and may lose our competitive position in our markets before we do so. In addition, competitors may design around our technologies or develop competing technologies. The laws of other countries in which we market our products might offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without payment, which could significantly harm our business. Our failure to enforce and protect our intellectual property rights or any adverse change in the laws protecting intellectual property rights could harm our business. Furthermore, we may become involved in legal proceedings against other parties, which may also cause other parties to assert claims against us.

Changes in current laws or regulations or the enactment of new laws or regulations could impede the sale of our products.

We and many of our customers and their products are subject to regulations and standards set by the Federal Communications Commission, or FCC. Internationally, many of our customers and their products may also be required to comply with regulations established by authorities in various countries. We are required to determine to what extent our products may be subject to FCC standards and regulations and to what extent we are required to obtain authorizations from the FCC directly or from a third-party authorized by the FCC to issue such authorizations. We are also required to maintain in good standing any equipment authorization we receive from the FCC or an FCC-approved party. In addition, the regulations in force both in the United States of America and in foreign jurisdictions may change. Failure to comply with regulations established by regulatory authorities or to obtain timely domestic or foreign regulatory approvals or certificates could significantly harm our business.

Risks Related to Our Equity

Future sales of substantial amounts of our common stock by us or by our existing stockholders could cause our stock price to fall.

Additional equity financings or other share issuances by us could adversely affect the market price of our common stock. Sales by existing stockholders of a large number of shares of our common stock in the public trading market (or in private transactions) such as this offering by the selling stockholders and the sale of shares issued in connection with strategic alliances, or the perception that such additional sales could occur, could cause the market price of our common stock to drop.

The number and timing of shares of common stock available for sale in the public market is limited by restrictions under federal securities laws and under agreements that we and each of the selling stockholders have entered into with the underwriter of the proposed common stock offering. Those agreements restrict these persons from selling, pledging or otherwise disposing of their shares, subject to specified exceptions, for a period of 90 days after the date of this prospectus without the prior written consent of B. Riley & Co. B. Riley & Co. may, however, in its sole discretion, release all or any portion of the common stock from the restrictions in the lockup agreements. To the extent large amounts of our stock are sold in a short time frame, these sales could have a negative effect on the market price of our common stock.

Low daily trading volumes for our common stock may make it difficult to purchase or sell our common stock and can result in significant price volatility.

The market price of our common stock has been highly volatile and is likely to continue to be volatile. We receive only limited attention by securities analysts and there frequently occurs an imbalance between supply and demand in the public trading market for our common stock due to limited trading volumes. Investors should consider an investment in our common stock as risky and should only purchase our common stock if they can withstand significant losses. Factors affecting our common stock price include:

•	fluctuations in our operating results;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	published reports by securities analysts;

•	general market conditions;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

•	our cash position and cash commitments; and

•	additions or departures of key personnel.

Additionally, some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the merits or the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations, financial condition and stock price.

We have a few significant stockholders who own a large percentage of our common stock and could substantially influence all matters requiring stockholder approval.

We have a few significant stockholders who as of February 26, 2004, in the aggregate, own approximately 61.73% of our common stock, and together are able to significantly influence all matters requiring approval by our stockholders, including new financings, the election of directors and the approval of mergers or other business combinations. Assuming the sale of all of the 3,000,000 shares registered hereunder, these significant stockholders will continue to control approximately 46.36% of our outstanding shares of common stock, excluding 385,094 shares of common stock held in our treasury pursuant to our Stock Repurchase Program, following the completion of this offering, or approximately 44.05% of our outstanding shares of common stock assuming the underwriters exercise the over-allotment option in full. To the extent that the interests of these stockholders are different than those of other stockholders, important company decisions may not reflect the interests of all stockholders.

We do not anticipate paying dividends for the foreseeable future.

We currently anticipate that all of our earnings, if any, will be retained for development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

THIS PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 21E OF THE EXCHANGE ACT, AND ARE SUBJECT TO THE “SAFE HARBOR” PROVISIONS CREATED BY THESE STATUTES. ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACTS, THAT ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT WE INTEND, EXPECT, PROJECT, BELIEVE OR ANTICIPATE WILL OR MAY OCCUR IN THE FUTURE ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE CHARACTERIZED BY TERMINOLOGY SUCH AS “ANTICIPATES,” “BELIEVES,” “EXPECTS,” “FUTURE,” “INTENDS,” “ASSUMING,” “PROJECTS,” “PLANS” AND SIMILAR EXPRESSIONS OR THE NEGATIVE OF THOSE TERMS OR OTHER COMPARABLE TERMINOLOGY. THESE FORWARD-LOOKING STATEMENTS WHICH INCLUDE STATEMENTS ABOUT OUR EXPECTATIONS, OBJECTIVES, ANTICIPATIONS, INTENTIONS AND STRATEGIES REGARDING THE FUTURE, EXPECTED OPERATING RESULTS, REVENUES AND EARNINGS, REFLECT ONLY MANAGEMENT’S CURRENT EXPECTATIONS AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE RISKS DESCRIBED UNDER THE HEADING “RISK FACTORS” IN THIS PROSPECTUS, OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS INCLUDE, WITHOUT LIMITATION:

•	Our expectation that a significant percentage of our revenue will continue to come from Universal Serial Bus (USB) product sales;

•	Our anticipation that the average selling prices of our products will decrease in the future in response to such things as product introductions or enhancements by us or our competitors, product discounting on volume purchase orders or additional pricing pressures;

•	Our belief that the promotion of Mr. Napolitano along with the continued involvement of Mr. Wilnai has reduced the risk of significant operational disruptions should Mr. Wilnai decide to retire;

•	Our expectation that developments related to the Sarbanes-Oxley Act of 2002 will increase our legal compliance and financial reporting costs, to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage;

•	Our expectation to continue to review opportunities to acquire other businesses or technologies that complement our current products, expand our markets, enhance our technical capabilities or that might otherwise offer growth opportunities; and

•	Our belief that our products do not infringe any other party’s intellectual property rights in any way that would have a material adverse effect on our operations.

All forward-looking statements included or incorporated by reference in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements. It is important to note that such forward-looking statements are subject to risks and uncertainties and that our actual results could differ materially from those in such forward-looking statements. The foregoing factors, as well as those under the heading “Risk Factors” in this prospectus and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q that we file with the Commission from time to time, among others, in some cases have affected, and in the future could affect, our actual operating results and could cause our actual consolidated operating results to differ materially from those expressed in any forward-looking statement made by us. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered by this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares being offered by the selling stockholders.

ISSUANCE OF SECURITIES TO THE SELLING STOCKHOLDERS

The securities we are registering are beneficially or indirectly owned by Dan Wilnai (“Wilnai”), our Chief Executive Officer and Chairman of the Board; Peretz Tzarnotzky (“Tzarnotzky”), our Executive Vice President, Engineering and a member of our Board of Directors; and Philips Semiconductor, Inc. (“Philips”) a holder of 21.31% of our issued and outstanding stock as of February 26, 2004. Philip Pollok, a member of our Board of Directors since February 1999, as well as a member of our Audit and Compensation Committees is the Senior Vice President and General Manager of the Emerging Businesses Unit of Philips. Wilnai, Tzarnotzky and Philips may collectively be referred to in this Prospectus as the “selling stockholders.”

Both Mr. Wilnai’s and Mr. Tzarnotzky’s securities were issued in connection with the initial capitalization of the Company in February 1992. Philips acquired its securities in March 1994, pursuant to a stock purchase agreement. All securities registered hereunder were purchased pursuant to exemptions under Section 4(2) of the Securities Act of 1933, as amended. We are under no obligation to register any of the securities covered by this prospectus.

SELLING STOCKHOLDERS

The table below sets forth specific information as of February 26, 2004, with respect to the number of shares of our common stock owned by the selling stockholders. The information set forth below is based on information provided by or on behalf of the selling stockholders.

The following table sets forth certain information as of February 26, 2004 as to the number of shares of common stock beneficially owned as determined in accordance with the Commission’s rules, and the percentage of outstanding shares beneficially owned by the selling stockholders.

Name of Selling Stockholders	Number of Shares of Common Stock Owned Prior to Offering	Common Stock Offered Hereby	Number of Shares of Common Stock Owned After Offering (1)	Percentage of Outstanding Common Stock Owned After Offering (1)
Dan Wilnai (2)	4,709,543	750,000	3,959,543	20.39%

Peretz Tzarnotzky (3)	3,172,023	750,000	2,422,023	12.52%

Philips Semiconductors, Inc.	4,158,795	1,500,000	2,658,795	13.69%

(1)	Assumes sale by the selling stockholders of all shares offered under this prospectus and is based on a total of 19,511,497 shares issued and outstanding as of February 26, 2004 (less 385,094 shares held by the Company in treasury pursuant to its Stock Repurchase Program).
(2)	3,551,111 shares held by Dan Wilnai & Sarah Wilnai, Trustees of the Wilnai Family Trust UDT 11/12/97 and 1,158,432 shares held by Dan Wilnai, Trustee of the Wilnai GRAT. Mr. Wilnai is the Chief Executive Officer and Chairman of the Board of Directors of the Company.
(3)	Shares held by Peretz Tzarnotzky and Nili Tzarnotzky, Trustees of the Tzarnotzky Family Revocable Trust of December 28, 2000. Mr. Tzarnotzky is the Executive Vice President, Engineering and a member of the Board of Directors of the Company.
(4)	Shares held by Philips Semiconductors, Inc., a division of Philips Electronics of North America Corporation. Philip Pollok, a member of our Board of Directors since February 1999, is the Senior Vice President and General Manager of the Emerging Businesses Unit of Philips.

UNDERWRITING

We, the selling stockholders and the underwriter named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of shares indicated in the following table.

Underwriter	Number of Shares
B. Riley & Co., Inc.	3,000,000

The underwriter is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriter sells more shares than the total number set forth in the table above, the underwriter has an option to buy up to an additional 450,000 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriter will purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase 450,000 additional shares.

Underwriting Discounts and Commissions to be Paid by the Selling Stockholders

	No Exercise of Underwriter’s Over-Allotment Option	Full Exercise of Underwriter’s Over- Allotment Option
Per Share	$	$
Total	$	$

Shares sold by the underwriter to the public will initially be offered to the public at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may he sold at a discount of up to $             per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the initial price to public. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. The underwriting agreement provides that the underwriters’ obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement.

The selling stockholders have agreed with the underwriter not to directly or indirectly offer, sell, contract to sell, distribute, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock (other than as part of this offering) for a period of 90 days after the date of this prospectus, except with the prior written consent of B. Riley & Co., Inc.

The shares of common stock are listed on the Nasdaq National Market under the symbol “CATZ.”

In connection with the offering, the underwriter may engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, and may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares from the selling stockholders in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option granted to it. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

The selling stockholders will bear the expenses for the offering. Underwriting discounts and commissions will also be payable by the selling stockholders. We estimate that the total expenses of the offering will be approximately $115,000.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon by Morrison & Foerster LLP. Stradling Yocca Carlson & Rauth will pass upon on legal matters related to this offering for the underwriter.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on February 20, 2004, as amended by the Company’s Form 10-K/A filed with the Commission on March 3, 2004, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us with the Commission at the Commission’s Public Reference Room located at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available to the public at the Commission’s Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or incorporated by reference therein for a copy of the contract or document.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus. Information contained in this prospectus and information that we file with the Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes any previously filed information.

We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed. We incorporate by reference the documents listed below and any amendments thereto.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Commission on February 20, 2004, as amended by our Form 10-K/A filed with the Commission on March 3, 2004; and

•	The description of our common stock contained in our Registration Statement on Form S-1, as filed with the Commission on August 16, 2000.

Any statement contained in a document which is incorporated by reference in this prospectus or in any subsequent prospectus supplements will be modified or superseded for purposes of this prospectus or any subsequent prospectus supplements to the extent that a statement contained in this prospectus or incorporated by reference in this prospectus or in any prospectus supplements or in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus or in any subsequent prospectus supplements, modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any subsequent prospectus supplements. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus, including the exhibits to the relevant documents. Direct any request for copies to Paul Katawicz, Corporate Counsel, at our corporate headquarters, located at 3385 Scott Boulevard, Santa Clara, California 95054 (direct telephone number (408) 486-7211).

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. The securities offered by this prospectus may only be offered in states where the offer is permitted, and we and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

We file reports, proxy statements and other information with the Commission. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room of the Commission by mail at prescribed rates. For more information about the public reference facilities of the Commission, you can call the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains the information that we have filed with them. The address of the Commission’s website is http://www.sec.gov.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act covering the sale of the common stock offered in this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. For further information about our company and the securities offered by this prospectus, you should read the registration statement and the exhibits filed with the registration statement. You may obtain copies of the registration statement and exhibits from the Commission upon payment of a fee prescribed by the Commission or examine the documents, free of charge, at the public reference facilities or Internet website referred to above.

Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

COMPUTER ACCESS TECHNOLOGY CORPORATION

Common Stock

Prospectus

B. Riley & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an itemized list of the estimated expenses to be incurred in connection with the offering of the securities hereunder. All of the expenses listed below will be paid by the selling stockholders. All amounts shown are estimates except the registration fee for this registration statement.

Amount to be Paid
Registration fee	$2,090
Printing and engraving expenses	2,000
Legal fees and expenses	75,000
Accounting fees and expenses	35,000

Total	$114,090

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

•	the Registrant may indemnify its other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding;

•	the Registrant may advance expenses, as incurred, to its employees and agents in connection with a legal proceeding; and

•	the rights conferred in the Bylaws are not exclusive.

The Registrant entered into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

The Registrant maintains directors’ and officers’ liability insurance that includes coverage for securities matters.

Item 16.	Exhibits

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement.

4.1	**	Specimen Certificate of the Registrant’s Common Stock.

5.1	*	Opinion of Morrison & Foerster LLP

23.1	*	Consent of PricewaterhouseCoopers LLP

23.2	*	Consent of Morrison & Foerster LLP (included as part of its opinion filed as Exhibit 5.1)

24.1		Power of Attorney (contained herein)

*	To be filed by amendment.
**	Previously filed as an exhibit, with the corresponding exhibit number to the Registration Statement on Form S-1 (Registration No. 333-43866) as filed with the Commission on August 16, 2000, as subsequently amended, and incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on March 2, 2004.

COMPUTER ACCESS TECHNOLOGY CORPORATION

By:	/s/ DAN WILNAI
Name: Dan Wilnai
Title: Chief Executive Officer and
Chairman of the Board of Directors

The undersigned hereby constitutes and appoints Dan Wilnai and Carmine J. Napolitano, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3 in connection with the offering of common stock by Computer Access Technology Corporation and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAN WILNAI Dan Wilnai	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 2, 2004

/s/ CARMINE J. NAPOLITANO Carmine J. Napolitano	President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	March 2, 2004

/s/ PERETZ TZARNOTZKY Peretz Tzarnotzky	Executive Vice President, Engineering and Director	March 2, 2004

/s/ PHILIP POLLOK Philip Pollok	Director	March 2, 2004

/s/ ROGER W. JOHNSON Roger W. Johnson	Director	March 2, 2004

/s/ ANDREI MANOLIU Andrei Manoliu	Director	March 2, 2004

EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement.

4.1	**	Specimen Certificate of the Registrant’s Common Stock.

5.1	*	Opinion of Morrison & Foerster LLP

23.1	*	Consent of PricewaterhouseCoopers LLP

23.2	*	Consent of Morrison & Foerster LLP (included as part of its opinion filed as Exhibit 5.1)

24.1		Power of Attorney (contained herein)

*	To be filed by amendment.
**	Previously filed as an exhibit, with the corresponding exhibit number to the Registration Statement on Form S-1 (Registration No. 333-43866) as filed with the Commission on August 16, 2000, as subsequently amended, and incorporated herein by reference.